EXHIBIT 99.1

News                       News                       News                       News                       News                       News

October 20, 2004

First Financial Bancorp Reports Third-Quarter Earnings

•	Year-to-date earnings per share up 9.23 percent

•	Credit quality continues improvement

•	Heritage Community Bank to merge into First Financial Bank

HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) chairman of the board, Bruce E. Leep, and president and chief executive officer, Claude E. Davis, today announced third-quarter 2004 earnings of $10,824,000 or 25 cents in diluted earnings per share, compared to $7,824,000 or 18 cents in diluted earnings per share for the same period in 2003, a 38.89 percent increase in earnings per share. Bancorp also announced year-to-date earnings of $31,109,000 or 71 cents in diluted earnings per share, compared to $29,065,000 or 65 cents in diluted earnings per share for the same period in 2003. This represents a 9.23 percent increase in year-to-date earnings per share.

Return on average assets for the third quarter was 1.09 percent for 2004, compared to 0.80 percent for the same period in 2003. Return on average shareholders’ equity was 11.81 percent for the third quarter of 2004, versus 8.46 percent for the comparable period in 2003. Year-to-date return on assets was 1.06 percent, compared to 1.02 percent in 2003, while return on average shareholders’ equity was 11.37 percent versus 10.48 percent. Bancorp continues to maintain strong capital with a third-quarter 2004 average equity to assets ratio of 9.27 percent.

“Third quarter earnings were in line with expectations,” Leep said. “Net interest income remained stable and credit quality continued to improve. The fundamentals of Bancorp’s financials have stabilized, providing a solid base for our new CEO, Claude Davis, who joined us on October 1, 2004.”

Davis said, “I continue to be excited about the opportunities at Bancorp. I have already begun the process of working with the staff and the board on a strategy to improve profitability and serve all of our stakeholders in an exceptional way.”

(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Regionalization Update:

Bancorp expects to complete its original plan for regionalization in the first quarter of 2005. Subject to regulatory approval, the plan calls for the merger of Citizens First State Bank and Fidelity Federal Savings Bank into Community First Bank & Trust, headquartered in Celina, Ohio.

Additionally, Bancorp plans to merge its Columbus, Indiana-headquartered Heritage Community Bank affiliate into First Financial Bank, headquartered in Hamilton, Ohio. Subject to regulatory approval, this merger is expected to occur in the first half of 2005. While this was not included in Bancorp’s original plan for regionalization, Bancorp has recently concluded that such a merger is the best strategic direction for the affiliates serving the contiguous markets of southeastern Indiana, southwestern Ohio, and northern Kentucky. Bancorp’s current plan is to operate three regional financial institutions: First Financial Bank, Sand Ridge Bank, and Community First Bank & Trust. The approximate asset size and the region served by each of these banks will be as follows: First Financial Bank with $2 billion serving southeastern Indiana, southwestern Ohio, and northern Kentucky; Sand Ridge Bank with $881 million serving northwestern Indiana and southern Michigan; and Community First Bank & Trust with $1.1 billion serving northeastern Indiana and northwestern Ohio.

Bancorp expects the non-recurring costs associated with the merger of Heritage Community Bank into First Financial Bank to be two cents per share in the fourth quarter of 2004. Resulting annual savings are expected to be one to two cents per share fully realized in 2005. With the departure of the CEO of Heritage Community Bank, in September of this year, C. Douglas Lefferson, First Financial Bancorp senior vice president and chief financial officer and Heritage Community Bank board chairman, has been the interim CEO for Heritage.

Net Interest Income:

Net interest income for the third quarter of 2004 was $36.2 million, compared to $36.4 million in the third quarter of 2003, a decline of 0.47 percent or $172,000. Net interest income on a linked-quarter basis (third quarter 2004 compared to second quarter 2004) remained relatively stable, increasing by $201,000 or 0.56 percent. Net interest income for 2004 on a year-to-date basis decreased $2.4 million or 2.19 percent from the comparable period in 2003. Bancorp’s net interest margin decreased to 3.93 percent in the third quarter of 2004 from 3.98 percent in the third quarter of 2003. Year-to-date net interest margin was 3.97 percent compared to 4.17 percent in 2003. Linked-quarter net interest margin has decreased 5 basis points from 3.98 percent to 3.93 due to the strategic decision to lengthen the maturities of interest-bearing liabilities in a relatively low interest rate environment.

Average total loans for the third quarter of 2004 increased 3.21 percent and year-to-date average total loans net of unearned income increased 2.28 percent from the comparable period a year ago. This increase was achieved even though Bancorp sold approximately $46 million in loan balances through branch sales, a distressed loan portfolio sale, and a mobile home loan portfolio sale since the third quarter of 2003. Primarily, loan growth has been centered in the commercial real estate category as demand improved primarily in the southwestern Ohio market. On a linked-quarter basis, average outstanding loan balances were 2.15 percent higher, reflecting growth in commercial and residential real estate, installment, and real estate construction loans, as demand improved primarily in Bancorp’s southwestern Ohio market.

Average deposit balances for the third quarter decreased $57.9 million or 1.94 percent and year-to-date average deposits were relatively flat from the comparable period a year ago. Since the third quarter of 2003, deposit balances have been impacted by the sale of two banking centers that reduced deposit balances by $48 million. Bancorp also opened three new banking centers in growing markets — two in the fourth quarter of 2003 and one in the second quarter of 2004. Construction is underway for two new offices expected to open in December 2004. Bancorp continues to evaluate its branch network for opportunities to better position itself for both growth and service.

Credit Quality:

The provision for loan loss expense for the third quarter of 2004 was $2.1 million compared to $4.4 million for the same period in 2003. Net charge-offs of $1.3 million for the third quarter were $3.2 million less than the $4.6 million in net charge-offs for the third quarter of 2003. Year-to-date provision expense was $6.9 million or $4.6 million less than 2003. Year-to-date net charge-offs were $6.1 million in 2004, down $4.9 million from the $11.0 million recorded in 2003. Decreases in commercial loans charged-off and continued strong recoveries on commercial and consumer loans positively impacted net charge-offs for both the third quarter and year-to-date. The percentage of net charge-offs to average loans for the third quarter of 2004 was 0.18 percent compared to 0.64 percent for the same period in 2003. The percentage of net charge-offs to average loans was 0.29 percent for year-to-date 2004, compared to 0.53 percent for the same period in 2003.

Bancorp continued to maintain appropriate reserves with an allowance to ending loans ratio of 1.66 percent at quarter end versus 1.73 percent for the same quarter a year ago. It is management’s belief that the allowance for loan losses of $48.6 million is adequate to absorb inherent credit losses. The nonperforming assets to ending loans ratio decreased to 0.93 percent as of September 30, 2004, from 1.34 percent at the end of the third quarter of 2003.

Total nonperforming assets — which includes nonaccrual loans, restructured loans, and other real estate owned — decreased 28.14 percent to $27.3 million at the end of the third quarter of 2004 from $38.0 million at September 30, 2003. Nonaccrual loans decreased $6.2 million, and restructured loans decreased $4.2 million. Other real estate owned remained relatively constant, decreasing by $323,000.

Loans delinquent over 90 days decreased 64.97 percent to $1.1 million at the end of the third quarter of 2004 from $3.2 million at the end of the third quarter of 2003.

On a linked-quarter basis, total nonperforming assets decreased $596,000 or 2.14 percent.

Bancorp’s level of nonperforming assets has improved over the last several quarters. This improvement in credit quality was positively influenced by signs of economic recovery, strategies such as the fourth-quarter 2003 distressed loan sale, and improved credit risk and risk management disciplines. Given the current economic environment, Bancorp expects continued stable to improving credit quality trends through 2004, although moderate fluctuations could occur as Bancorp continues to work through credit issues.

Noninterest Income:

Third-quarter 2004 noninterest income was $16.0 million, an increase of 5.86 percent from the third quarter of 2003. Service charge income decreased $64,000 or 1.28 percent from the same quarter a year ago, largely due to the sale of $48 million in retail deposit balances since the third quarter of 2003. Trust revenues for the third quarter of 2004 increased 4.17 percent or $151,000 more than the comparable period last year primarily as a result of year-over-year market value improvements. The other category of noninterest income increased $836,000 or 12.87 percent from a year ago. Included in other noninterest income for the third quarter of 2004 was the recapture of impairment charges on the mortgage-servicing assets of approximately $256,000 compared to an impairment charge of $1,072,000 in 2003, a net change of $1,328,000. Gains on the sale of mortgage loans were $424,000 for the third quarter of 2004 versus $2.0 million for the comparable period in 2003, a change of $1.6 million. Included in the third quarter of 2004 was an approximately $750,000 gain on sale of the Kewanna office of Indiana Lawrence Bank versus an approximately $1 million gain on the sale of the Chickasaw office of Community First Bank &

Trust in the same quarter of 2003. Also included in the increase was an improvement in brokerage income, income from the life insurance asset, the insurance line of business, and debit card interchange income.

Year-to-date noninterest income increased 5.04 percent to $45.4 million in 2004. This increase was primarily the result of an increase in trust fees, additional life insurance income, and increased brokerage fees. Recapture of impairment on the mortgage-servicing assets was $943,000 in 2004, compared with impairment charges of $1.7 million in 2003, a net change of $2.6 million. This positive change was also offset on a year-to-date basis by a decrease in gains on the sale of mortgage loans from $4.5 million in 2003 to $1.1 million in 2004.

Noninterest Expense:

Total noninterest expense decreased $1.3 million or 3.63 percent for the third quarter of 2004 from the third quarter of 2003. Salaries and employee benefits decreased $2.2 million or 10.03 percent due to the $3.1 million Separation Agreement and Release charge in the third quarter of 2003 for former CEO, Stanley N. Pontius. The decrease was partially offset by other severance charges in the third quarter of 2004 of approximately $300,000. Net occupancy expenses for the third quarter of 2004 increased $220,000 or 11.59 percent as a result of increased building rent, depreciation, and related expenses. Data processing expense for the quarter increased $83,000 or 4.91 percent.

Year-to-date noninterest expense for 2004 was $1.8 million or 1.77 percent more than 2003 as a result of higher salaries and employee benefits, net occupancy expenses, data processing, and other expense. Other noninterest expense on a year-to-date basis was impacted by costs associated with the mobile home loan sale completed in the first quarter of 2004, direct consulting work for Sarbanes-Oxley Section 404 internal control documentation and testing, and the search for the chief executive officer.

Other Items:

Bancorp repurchased 110,999 shares of its common stock during the third quarter of 2004 under a previously approved and ongoing program for general corporate purposes.

A $4.0 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 6 banking affiliates with a total of 106 retail banking centers in Ohio, Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate and an operations affiliate. Insurance services are offered through Flagstone Insurance and Financial Services.

     This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2003. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2003 Form 10-K.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: C. Douglas Lefferson
513-867-4993
doug.lefferson@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended			Nine months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2004	2004	2004	2003	2003	2004	2003
EARNINGS
Net interest income	$36,201	$36,000	$36,157	$34,093	$36,373	$108,358	$110,788
Net earnings	10,824	10,337	9,948	8,841	7,824	31,109	29,065
Net earnings per share — basic	$0.25	$0.24	$0.23	$0.20	$0.18	$0.71	$0.65
Net earnings per share — diluted	$0.25	$0.24	$0.23	$0.20	$0.18	$0.71	$0.65

KEY RATIOS
Return on average assets	1.09%	1.06%	1.03%	0.90%	0.80%	1.06%	1.02%
Return on average shareholders’ equity	11.81%	11.40%	10.88%	9.62%	8.46%	11.37%	10.48%
Average shareholders’ equity to average assets	9.27%	9.33%	9.44%	9.38%	9.42%	9.35%	9.70%
Net interest margin	3.93%	3.98%	4.00%	3.74%	3.98%	3.97%	4.17%
Net interest margin (fully tax equivalent)	4.02%	4.07%	4.10%	3.84%	4.08%	4.06%	4.27%

COMMON STOCK DATA
Average basic shares outstanding	43,750,598	43,868,314	43,924,139	43,993,558	44,122,446	43,855,706	44,498,086
Average diluted shares outstanding	43,817,398	43,951,016	43,967,599	44,012,803	44,160,906	43,920,027	44,573,629
Ending shares outstanding	43,695,439	43,810,651	43,924,139	43,939,018	44,049,702	43,695,439	44,049,702
Market price:
High	$18.78	$18.47	$18.82	$16.92	$16.60	$18.82	$17.19
Low	$16.71	$15.61	$16.29	$15.14	$14.67	$15.61	$14.67
Close	$17.08	$17.72	$18.50	$15.95	$14.75	$17.08	$14.75
Book value	$8.50	$8.24	$8.44	$8.34	$8.34	$8.50	$8.34
Common dividend declared	$0.15	$0.15	$0.15	$0.15	$0.15	$0.45	$0.45

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,920,472	$2,859,043	$2,819,711	$2,805,667	$2,829,582	$2,866,606	$2,802,700
Investment securities	729,627	767,667	799,823	798,727	778,365	765,574	725,826
Other earning assets	9,818	13,827	12,279	13,559	15,845	11,967	23,314

Total earning assets	3,659,917	3,640,537	3,631,813	3,617,953	3,623,792	3,644,147	3,551,840
Total assets	3,932,743	3,907,566	3,894,900	3,886,012	3,894,426	3,911,813	3,822,740
Noninterest-bearing deposits	409,237	405,098	395,894	399,611	392,862	403,431	405,384
Interest-bearing deposits	2,518,080	2,514,194	2,530,912	2,553,934	2,592,383	2,521,051	2,539,208

Total deposits	2,927,317	2,919,292	2,926,806	2,953,545	2,985,245	2,924,482	2,944,592
Borrowings	585,529	564,710	542,380	516,952	486,825	564,284	459,833
Shareholders’ equity	364,495	364,574	367,628	364,653	366,978	365,562	370,784

CREDIT QUALITY
Ending allowance for loan losses	$48,590	$47,824	$47,672	$47,771	$48,680	$48,590	$48,680
Nonperforming assets:
Nonaccrual	22,203	22,723	26,586	25,980	28,374	22,203	28,374
Restructured	2,344	2,936	3,373	3,821	6,532	2,344	6,532
OREO	2,731	2,215	3,070	3,207	3,054	2,731	3,054

Total nonperforming assets	27,278	27,874	33,029	33,008	37,960	27,278	37,960
Loans delinquent over 90 days	1,116	721	1,345	1,872	3,186	1,116	3,186
Gross charge-offs:
Commercial real estate	(166)	(105)	(631)	(3,377)	(300)	(902)	(836)
Commercial loans and leases	(429)	(560)	(1,036)	(3,650)	(2,771)	(2,025)	(6,270)
Consumer	(1,507)	(2,622)	(2,588)	(2,447)	(2,351)	(6,717)	(6,662)
All other	(22)	(2)	(27)	(8)	(38)	(51)	(56)

Total gross charge-offs	(2,124)	(3,289)	(4,282)	(9,482)	(5,460)	(9,695)	(13,824)
Recoveries:
Commercial real estate	10	0	34	83	5	44	55
Commercial loans and leases	213	467	538	561	316	1,218	977
Consumer	553	723	1,011	498	576	2,287	1,771
All other	17	8	0	9	3	25	4

Total recoveries	793	1,198	1,583	1,151	900	3,574	2,807

Total net charge-offs	(1,331)	(2,091)	(2,699)	(8,331)	(4,560)	(6,121)	(11,017)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.66%	1.65%	1.68%	1.71%	1.73%	1.66%	1.73%
Nonperforming assets to ending loans, net of unearned income plus OREO	0.93%	0.96%	1.16%	1.18%	1.34%	0.93%	1.34%
90 days past due to loans, net of unearned income	0.04%	0.02%	0.05%	0.07%	0.11%	0.04%	0.11%
Net charge-offs to average loans, net of unearned income	0.18%	0.29%	0.38%	1.18%	0.64%	0.29%	0.53%

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands)
(Unaudited)

	Three months ended,					Nine months ended,
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2004	2004	2004	2003	2003	2004	2003
Interest income
Loans, including fees	$43,687	$42,461	$42,522	$41,393	$45,256	$128,670	$138,378
Investment securities Taxable	6,106	6,241	6,813	6,060	5,263	19,160	15,741
Tax-exempt	1,321	1,381	1,449	1,555	1,579	4,151	4,875

Total investment securities interest	7,427	7,622	8,262	7,615	6,842	23,311	20,616
Interest-bearing deposits with other banks	22	34	28	36	26	84	105
Federal funds sold and securities purchased under agreements to resell	15	9	11	11	24	35	135

Total interest income	51,151	50,126	50,823	49,055	52,148	152,100	159,234
Interest expense Deposits	9,504	9,037	9,662	10,214	10,692	28,203	34,172
Short-term borrowings	793	526	499	471	443	1,818	1,353
Long-term borrowings	4,274	4,226	4,163	4,130	4,161	12,663	12,204
Subordinated debentures and capital securities	379	337	342	147	479	1,058	717

Total interest expense	14,950	14,126	14,666	14,962	15,775	43,742	48,446

Net interest income	36,201	36,000	36,157	34,093	36,373	108,358	110,788
Provision for loan losses	2,097	2,243	2,600	7,422	4,364	6,940	11,520

Net interest income after provision for loan losses	34,104	33,757	33,557	26,671	32,009	101,418	99,268
Noninterest income Service charges on deposit accounts	4,920	4,794	4,613	4,917	4,984	14,327	14,505
Trust revenues	3,774	4,030	3,892	3,648	3,623	11,696	10,852
Investment securities gains (losses)	(8)	(1)	(2)	4	28	(11)	20
Other	7,330	6,082	5,938	10,458	6,494	19,350	17,808

Total noninterest income	16,016	14,905	14,441	19,027	15,129	45,362	43,185
Noninterest expenses Salaries and employee benefits	19,491	19,056	18,519	18,625	21,664	57,066	57,883
Net occupancy	2,119	1,968	2,205	1,872	1,899	6,292	5,793
Furniture and equipment	1,782	1,800	1,804	1,701	1,752	5,386	5,400
Data processing	1,773	1,758	1,863	2,037	1,690	5,394	4,693
Deposit insurance	119	166	171	140	147	456	397
State taxes	368	344	344	442	432	1,056	1,326
Amortization of intangibles	220	220	216	205	207	656	619
Other	8,570	8,077	8,122	8,458	7,948	24,769	23,204

Total noninterest expenses	34,442	33,389	33,244	33,480	35,739	101,075	99,315

Income before income taxes	15,678	15,273	14,754	12,218	11,399	45,705	43,138
Income tax expense	4,854	4,936	4,806	3,377	3,575	14,596	14,073

Net earnings	$10,824	$10,337	$9,948	$8,841	$7,824	$31,109	$29,065

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME
Interest income	$51,151	$50,126	$50,823	$49,055	$52,148	$152,100	$159,234
Tax equivalent adjustment	778	819	860	885	900	2,457	2,756

Interest income — tax equivalent	51,929	50,945	51,683	49,940	53,048	154,557	161,990
Interest expense	14,950	14,126	14,666	14,962	15,775	43,742	48,446

Net interest income — tax equivalent	$36,979	$36,819	$37,017	$34,978	$37,273	$110,815	$113,544

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Sep. 30,	Dec. 31,	Sep. 30,
	2004	2003	2003
ASSETS
Cash and due from banks	$167,833	$183,612	$159,185
Interest-bearing deposits with other banks	5,444	5,014	4,336
Federal funds sold and securities purchased under agreements to resell	577	607	15,904
Investment securities, held-to-maturity	13,515	18,399	18,700
Investment securities, available-for-sale	693,255	794,762	774,813
Loans
Commercial	665,149	666,315	681,045
Real estate-construction	88,229	73,260	68,472
Real estate-mortgage	1,536,333	1,466,153	1,472,607
Installment	603,152	560,061	563,941
Credit card	20,458	21,680	20,189
Lease financing	6,718	12,241	14,574

Total loans	2,920,039	2,799,710	2,820,828
Less
Unearned income	13	86	138
Allowance for loan losses	48,590	47,771	48,680

Net loans	2,871,436	2,751,853	2,772,010
Premises and equipment	63,304	59,050	58,068
Goodwill	28,444	27,379	27,379
Other intangibles	8,450	7,530	8,183
Deferred income taxes receivable	7,666	6,227	8,633
Other assets	104,409	101,629	100,922

Total Assets	$3,964,333	$3,956,062	$3,948,133

LIABILITIES
Deposits
Noninterest-bearing	$422,594	$414,785	$402,571
Interest-bearing	2,505,585	2,530,880	2,571,069

Total deposits	2,928,179	2,945,665	2,973,640
Short-term borrowings	244,163	258,909	223,472
Long-term borrowings	357,950	322,979	324,863
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,930	0	0
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	0	30,000	30,000
Accrued interest and other liabilities	31,759	32,026	30,092

Total Liabilities	3,592,981	3,589,579	3,582,067
SHAREHOLDERS’ EQUITY
Common stock	395,580	395,752	395,888
Retained earnings	61,647	50,325	48,078
Accumulated comprehensive income	180	2,344	2,714
Restricted stock awards	(3,346)	(3,397)	(3,849)
Treasury stock, at cost	(82,709)	(78,541)	(76,765)

Total Shareholders’ Equity	371,352	366,483	366,066

Total Liabilities and Shareholders’ Equity	$3,964,333	$3,956,062	$3,948,133

ADDITIONAL DATA — RISK BASED CAPITAL

	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2004	2004	2004	2003	2003
Tier 1 Capital	$364,529	$361,597	$359,134	$358,616	$358,292
Tier 1 Ratio	13.24%	12.98%	13.19%	13.20%	12.92%
Total Capital	$399,108	$396,580	$393,331	$392,735	$393,122
Total Capital Ratio	14.50%	14.24%	14.45%	14.46%	14.18%
Total Risk-Adjusted Assets	$2,752,339	$2,785,789	$2,722,261	$2,715,858	$2,772,571
Leverage Ratio	9.35%	9.33%	9.30%	9.30%	9.28%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITIONS

(Dollars in thousands)
(Unaudited)

			Quarterly Averages			Year-to-Date Averages
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	September 30,
	2004	2004	2004	2003	2003	2004	2003
ASSETS
Cash and due from banks	$120,166	$115,009	$114,977	$117,810	$129,005	$116,730	$132,212
Interest-bearing deposits with other banks	5,124	10,422	7,588	9,252	5,671	7,702	7,387
Federal funds sold and securities purchased under agreements to resell	4,694	3,405	4,691	4,307	10,174	4,265	15,927
Investment securities	729,627	767,667	799,823	798,727	778,365	765,574	725,826
Loans
Commercial	652,874	667,796	669,188	658,205	695,980	663,248	699,216
Real estate-construction	88,056	77,963	76,193	68,621	69,072	80,764	77,742
Real estate-mortgage	1,556,555	1,520,659	1,488,463	1,480,587	1,469,535	1,522,019	1,434,232
Installment	594,796	562,990	554,374	564,684	559,600	570,808	553,893
Credit card	20,493	20,134	20,274	20,402	20,169	20,301	20,311
Lease financing	7,716	9,538	11,284	13,276	15,405	9,506	17,585

Total loans	2,920,490	2,859,080	2,819,776	2,805,775	2,829,761	2,866,646	2,802,979
Less
Unearned income	18	37	65	108	179	40	279
Allowance for loan losses	48,220	47,873	47,877	48,754	48,849	47,991	48,548

Net loans	2,872,252	2,811,170	2,771,834	2,756,913	2,780,733	2,818,615	2,754,152
Premises and equipment	61,750	60,155	59,271	58,863	57,825	60,397	56,994
Deferred income tax	10,183	8,374	5,570	8,457	7,969	8,050	5,842
Other assets	128,947	131,364	131,146	131,683	124,684	130,480	124,400

Total Assets	$3,932,743	$3,907,566	$3,894,900	$3,886,012	$3,894,426	$3,911,813	$3,822,740

LIABILITIES
Deposits
Interest-bearing	$160,728	$167,560	$193,256	$182,501	$212,102	173,800	224,996
Savings	1,072,417	1,057,305	1,030,709	1,046,180	1,023,110	1,053,546	958,997
Time	1,284,935	1,289,329	1,306,947	1,325,253	1,357,171	1,293,705	1,355,215

Total interest-bearing deposits	2,518,080	2,514,194	2,530,912	2,553,934	2,592,383	2,521,051	2,539,208
Noninterest-bearing	409,237	405,098	395,894	399,611	392,862	403,431	405,384

Total deposits	2,927,317	2,919,292	2,926,806	2,953,545	2,985,245	2,924,482	2,944,592
Borrowed funds
Short-term borrowings	234,622	215,124	209,166	193,390	161,742	219,692	140,890
Long-term borrowings	350,907	349,586	333,214	323,562	325,083	344,592	318,943

Total borrowed funds	585,529	564,710	542,380	516,952	486,825	564,284	459,833
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,930	30,930	30,930	0	0	30,930	0
Corporation-obligated mandatorily redeemable capital securities of subsidiary trust	0	0	0	30,000	26,956	0	15,714
Accrued interest and other liabilities	24,472	28,060	27,156	20,862	28,422	26,555	31,817

Total Liabilities	3,568,248	3,542,992	3,527,272	3,521,359	3,527,448	3,546,251	3,451,956
SHAREHOLDERS’ EQUITY
Common stock	395,581	395,586	395,648	395,808	395,894	395,605	395,947
Retained earnings	58,598	53,999	51,165	47,534	48,022	54,602	43,428
Accumulated comprehensive income	(4,317)	(1,199)	3,311	2,587	3,680	(748)	6,503
Restricted stock awards	(3,636)	(4,124)	(4,220)	(3,619)	(4,969)	(3,992)	(5,400)
Treasury stock, at cost	(81,731)	(79,688)	(78,276)	(77,657)	(75,649)	(79,905)	(69,694)

Total Shareholders’ Equity	364,495	364,574	367,628	364,653	366,978	365,562	370,784

Total Liabilities and Shareholders’ Equity	$3,932,743	$3,907,566	$3,894,900	$3,886,012	$3,894,426	$3,911,813	$3,822,740